Exhibit 99.1

Virtusa Announces Executive Leadership Promotions

•                  Raj Rajgopal Promoted to President

•                  Samir Dhir Promoted to Executive Vice President, Chief Delivery Officer and Head of India Operations

Westborough, MA — (May 28, 2013) Virtusa Corporation (NASDAQ: VRTU), a global business consulting and IT outsourcing company that combines innovation, technology leadership and industry solutions to transform the customer experience, today announced two executive leadership promotions.

Raj Rajgopal has been promoted to President.  Rajgopal previously held the position of Executive Vice President of Business Development and Client Services. He has been with Virtusa for 8 years and has over 20 years of services industry experience with large enterprises both in the United States and Europe.  In his expanded role, Rajgopal’s responsibilities include furthering geographic and industry expansion, extending client relationships, acquiring new clients, and bringing new transformational solutions to market.

Samir Dhir has been promoted to Executive Vice President, Chief Delivery Officer and Head of India Operations.  He previously held the position of Senior Vice President, Global Delivery Head and Head of India Operations.  Dhir has been with Virtusa since early 2010 and has served as an executive officer since 2011.  He will continue to be responsible for Virtusa’s global delivery function, resource management and client delight across all operating geographies.

Kris Canekeratne, Virtusa’s Chairman and CEO, stated, “I am pleased to announce these well deserved executive management promotions.  Raj has been instrumental in driving our client facing strategies, differentiating our service offerings, expanding our presence across our client base and delivering industry leading growth. We look forward to his ongoing contributions in his expanded role.”

“I would like to extend my congratulations to Raj and Samir,” said Keith Modder, Virtusa’s Chief Operating Officer. “Under Samir’s leadership, we have enhanced our service delivery function, institutionalized best-practices, attained CMMi Level 5 across all major delivery centers and created an environment that promotes innovation. We are very pleased with the progress Samir has made and look forward to his continuing leadership.”

About Virtusa

Virtusa (NASDAQ: VRTU) is a global business consulting and IT outsourcing company that combines innovation, technology leadership and industry solutions to transform the customer experience. Virtusa helps its clients accelerate business outcomes by consolidating, rationalizing and modernizing customer-facing processes into one or more enterprise platforms.

Virtusa delivers cost-effective solutions through a global delivery model, applying advanced methods such as Platforming, Agile and Accelerated Solution Design to ensure that its solutions meet the clients’ requirements.  As a result, its clients simultaneously reduce their IT operations cost while increasing their ability to meet changing business needs.

Founded in 1996 and headquartered in Massachusetts, Virtusa has operations in North America, Europe and Asia.

© 2011 All rights reserved. Virtusa, Accelerating Business OutcomesSM and all other related logos/service names are either registered trademarks or trademarks of Virtusa Corporation in the US, UK, EU, India and/or Sri Lanka. All other company and service names are the property of their respective holders.

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